UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDERSECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 000-20702

      Sequoia Interests Corporation (formerly, Argent Capital Corporation)
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             (Exact name of registrant as specified in its charter)

                                   3320 FM 359
                              Richmond, Texas 77469
                                 (281) 232-8100
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share

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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  { }        Rule 12h-3(b)(1)(i)   { }

        Rule 12g-4(a)(1)(ii) {x}        Rule 12h-3(b)(1)(ii)  {x}

        Rule 12g-4(a)(2)(i)  { }        Rule 12h-3(b)(2)(i)   { }

        Rule 12g-4(a)(2)(ii) { }        Rule 12h-3(b)(2)(ii)  { }

                                        Rule 15d-6            { }

Approximate number of holders of record as of the certification or notice date:
460 persons

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         Pursuant to the requirements of the Securities and Exchange Act of
1934, Sequoia Interests Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date: June 4, 2004                  By: /s/ John King
                                             John King
                                             President